Exhibit 10.2

March 19, 2013

Mr. Sujit Sircar

Emp ID: 500663

Dear Sujit,

Re: Amendment (this “Amendment”) to your Employment Agreement dated July 1, 2011 (the “Employment Agreement”)

We are pleased to inform you of revisions to some of the terms of your Employment Agreement.

Upon execution of this Amendment by you and iGATE Global Solutions Limited, the following Item of your Employment Agreement shall be amended and restated in its entirety as set forth below, with retroactive effect to January 1, 2012:

Item 2 of Annexure A to the Employment Agreement:

2. Your annual performance based incentive for the period effective January 01, 2012, shall be an amount not exceeding INR 72,00,000 (Rupees Seventy Two Lakhs Only) based upon a review of your performance by the Board of Directors of the Company. The annual performance-based incentive to be quantified and to be paid quarterly, half yearly or annually as the Board may determine.

Except as stated above, all other terms and conditions contained in the Employment Agreement shall remain unaltered and shall continue to be in force as earlier.

This Amendment may be executed in counterparts, each of which shall constitute an original and both of which together shall constitute one and the same agreement.

All capitalized terms used herein but not defined herein shall have the meaning given to such terms in the Employment Agreement.

This Amendment may not be modified or waived except in writing executed by both parties to this Amendment.

This Amendment shall be governed by the laws of the Republic of India.

We look forward to your very active participation and contribution in our journey to scaling newer heights and make iGATE a world class organization. We wish you a happy and rewarding career with iGATE.

Please sign and return one original to us indicating your acceptance of the revised terms of your appointment.

Yours truly,

For iGATE Global Solutions Limited	I Accept

/s/ Srinivas Kandula	/s/ Sujit Sircar
Srinivas Kandula	Sujit Sircar

Global Head- HR